Exhibit 99.1

ClubCorp Holdings, Inc. Announces $145.25 Million Reduction in Senior Notes

DALLAS (October 28, 2013) ClubCorp Holdings, Inc. (NYSE: MYCC) (the “Company”), announced today that its subsidiary, ClubCorp Club Operations, Inc., redeemed $145.25 million in principal of its 10% senior notes due in 2018. As previously communicated, a portion of the net proceeds from the Company’s initial public offering was used to satisfy the redemption price of 110.0%, plus accrued and unpaid interest thereon.

As a result of this redemption, our annualized interest expense is expected to be reduced by approximately $14.5 million, excluding the impact of the redemption premium. Subsequent to this redemption, $269.75 million in principal amount of the senior notes remains outstanding and is redeemable beginning at the end of 2014 at a premium of 105%, which declines thereafter.

“We are pleased with the series of steps the Company has taken, including amending its credit facility, to provide for a lower cost of capital and increased financial flexibility to execute on our strategic initiatives,” said Eric Affeldt, President and CEO.

About ClubCorp
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp owns or operates a portfolio of more than 150 golf and country clubs, business clubs, sports clubs, and alumni clubs in 25 states, the District of Columbia and two foreign countries that serve over 370,000 members, with approximately 15,000 peak-season employees. ClubCorp Holdings, Inc. is publicly traded on the New York Stock Exchange (NYSE: MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.